Exhibit 99.1

Timios Holdings Corp.

Audited Consolidated

Financial Statements

For the Year Ended December 31, 2020

Timios Holdings Corp.

Index

For the Year Ended December 31, 2020

Pages
Independent Auditor’s Report	1
Consolidated Financial Statements
Consolidated Balance Sheet	2
Consolidated Statement of Income	3
Consolidated Statement of Changes in Stockholders’ Equity	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6-18

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Timios Holdings Corp.

We have audited the accompanying consolidated financial statements of Timios Holdings Corp. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Timios Holdings Corp. as of December 31, 2020, and the results of its operations and cash flows for the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Melville, New York

March 31, 2021

Consolidated Financial Statements

Timios Holdings Corp.

Consolidated Balance Sheet

December 31, 2020

ASSETS
Current Assets
Cash and cash equivalents	$7,196,722
Accounts receivable, trade and non-trade	157,753
Prepaid expenses and other current assets	604,568
Total Current Assets	7,959,043

Noncurrent Assets
Property and equipment, net	427,665
Deposits	98,382
Notes receivable -other	56,288
Intangible assets, net	392,476
Deferred tax asset	395,859
Title plant	127,742
Goodwill	1,839,832
Total assets	$11,297,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	2,415,656
Accrued expenses	3,068,868
Income taxes payable	10,814
Total Liabilities	5,495,338

Stockholders' Equity
Preferred stock, $0.00001 par value, 5,000,000 shares authorized, no shares issued	-
Common stock, $0.0000081 par value, 10,000,000 shares authorized, 9,543,157 issued	81
Additional paid-in capital	76,565,337
Accumulated deficit	(70,763,469)
Total Stockholders' Equity	5,801,949
Total Liabilities and Stockholders' Equity	$11,297,287

See notes to consolidated financial statements.

Timios Holdings Corp.

Consolidated Statement of Income

For the Year Ended December 31, 2020

Revenues
Title revenue	$40,146,613
Closing revenue	35,750,578
Appraisal revenue	4,247,375
Total revenues	80,144,566

Operating Expenses
Agent expenses	32,585,974
Personnel costs	30,162,412
Other operating expenses	4,861,415
Sales and marketing	717,991
Depreciation and amortization	258,098
Total operating expenses	68,585,890

Operating Income	11,558,676

Other Income (Expense)
Interest income	13,869
Other expense	(79,296)
Total other (expense)	(65,427)

Income before provision for income taxes	11,493,249
Provision for income taxes	2,532,550
Net income	$8,960,699

See notes to consolidated financial statements.

Timios Holdings Corp.

Consolidated Statement of Changes in Stockholders’ Equity

For the Year Ended December 31, 2020

	Common Stock		Treasury Stock
	Shares	Value	Shares	Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at January 1, 2020	9,568,157	$81	$25,000	$(50,000)	$76,615,337	$(68,749,537)	$7,815,881
Retirement of treasury stock	(25,000)	-	(25,000)	50,000	(50,000)	-	-
Dividends declared and paid	-	-	-	-	-	(10,974,631)	(10,974,631)
Net income	-	-	-	-	-	8,960,699	8,960,699
Balance at December 31, 2020	9,543,157	$81	$-	$-	$76,565,337	$(70,763,469)	$5,801,949

See notes to consolidated financial statements.

Timios Holdings Corp.

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,960,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	79,496
Amortization	178,602
Deferred taxes	(31,817)
Changes in assets and liabilities:
Accounts receivable	462,871
Prepaid expenses and other current assets	(23,128)
Accounts payable	843,898
Accrued expenses	1,510,677
Income taxes payable	(700,758)
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,280,540

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(398,536)
Cost of capitalized software	(367,530)
NET CASH USED IN INVESTING ACTIVITIES	(766,066)

CASH FLOWS FROM FINANCING ACTIVITIES:
Receipt of payments from notes receivable - related party	1,110,000
Receipt of payments from notes receivable - other	27,406
Dividends paid	(10,974,631)
NET CASH USED IN FINANCING ACTIVITIES	(9,837,225)

NET INCREASE IN CASH AND CASH EQUIVALENTS	677,249

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	6,519,473

CASH AND CASH EQUIVALENTS, END OF THE YEAR	$7,196,722

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$1,595,566

NON-CASH INVESTING AND FINANCING ACTIVITIES
Retirement of treasury stock	$50,000

See notes to consolidated financial statements.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

NOTE 1 – ORGANIZATION

Timios Holdings Corp. (the “Company”) is a holding company, whose current operating companies provide title, escrow, and appraisal management services. The Company was incorporated in the State of Delaware in October 2015 and is the surviving entity of a merger with Timios National Corporation that was completed in November 2015 pursuant to Section 253 of the General Corporation Law of the State of Delaware. Timios National Corporation was a consolidator of companies that was originally incorporated in the State of Delaware in August 1997.

The Company wholly owns Fiducia Real Estate Solutions, Inc. (“FRES”), also a Delaware corporation. FRES wholly owns two companies: (1) Timios, Inc. (“TIM”), which is engaged in title and escrow services for mortgage origination and refinance, reverse mortgages and deed-in-lieu transactions; and (2) Timios Appraisal Management, Inc. (“TAM”), which is engaged in appraisal management services.

TIM wholly owns four companies: (1) Timios Title, a California Corporation (“TTC”) which is engaged in title and escrow services in all fifty-eight counties in California; (2) Timios Agency of Alabama, Inc. (“TAA”), a domestic Alabama title agency; (3) Timios Agency of Nevada, Inc. (“TAN”), a domestic Nevada title agency; and (4) Timios Agency of Utah, Inc. (“TAU”), a domestic Utah title agency.

On November 11, 2020, Ideanomics, Inc. (“Ideanomics”) entered into a stock purchase agreement (the “Agreement”) with the Company pursuant to which Ideanomics has agreed to acquire 100% of the outstanding capital stock of the Company for approximately $40.0 million (the “Transaction”) subject to customary purchase price adjustments set forth in the Agreement including an agreement that Ideanomics will increase the consideration by the amount of cash the Company leaves in the business which is required to be at least $5.0 million.

On January 8, 2021, Ideanomics closed the Transaction. At Closing, Ideanomics acquired 100% of the outstanding capital stock of the Company for approximately $40.0 million in cash consideration, plus approximately $6.5 million for cash on hand.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Timios Holdings Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

In accordance with Accounting Standards Codification (“ASC” or the “Codification”) Accounting for Fair Value Measurements and Disclosures, the rules define fair value, establish a framework for measuring fair value under generally accepted accounting principles and enhance disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by the Codification, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company measures certain financial assets and liabilities at fair value on a recurring basis in the financial statements. The hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities;

•	Level 2: Inputs other than Level 1 quoted prices that are directly or indirectly observable. If the asset or liability has a specific (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability; and

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Impact of the COVID-19 Pandemic

In March 2020, a global pandemic escalated relating to a novel strain of coronavirus (“COVID-19”), which resulted in a slowdown in the global economy and a U.S. declaration of a national emergency. In response to the pandemic, health and governmental bodies, including the state of California where the Company is headquartered, issued travel restrictions, quarantine orders, temporary closures of non-essential businesses and other restrictive measures. Currently, various levels of restrictions are still in place across the U.S. to address the spread of COVID-19. Although the title insurance industry has been deemed essential in the U.S., the pandemic and measures to contain it have caused disruptions in the real estate market and in the Company's business operations. To the extent that the COVID-19 pandemic continues or worsens, it could adversely impact the Company's future operational and financial performance, which may result in impairments of its assets. The Company is currently unable to determine the effects the COVID-19 pandemic will have on the Company's future consolidated financial statements or results of operations.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the service, (ii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

Revenue is recognized when, or as, control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products or services. Revenue recognition is evaluated through the following five-step process:

1) Identification of the contract with a customer;

2) Identification of the performance obligations in the contract;

3) Determination of the transaction price;

4) Allocation of the transaction price to the performance obligations in the contract; and

5) Recognition of revenue when or as a performance obligation is satisfied.

Title Revenue

Premiums from title insurance policies written by independent agencies are recognized when the policies are reported to the Company and not before the effective date of the policy. Regulation of title insurance rates varies by state. Premiums are charged to customers based on rates predetermined in coordination with each states' respective Department of Insurance.

Closing Revenue

A closing or escrow is a transaction pursuant to an agreement of a buyer, seller, borrower, or lender wherein an impartial third party, such as the Company, acts in a fiduciary capacity on behalf of the parties in accordance with the terms of such agreement in order to accomplish the directions stated therein. Services provided include, among others, acting as escrow or other fiduciary agent, obtaining releases, and conducting the actual closing or settlement. Closing and escrow fees are recognized upon closing of the escrow, which is generally at the same time of the closing of the related real estate transaction.

Appraisal Revenue

Revenue from appraisal services are primarily related to establishing the ownership, legal status and valuation of the property in a real estate transaction. In these cases, the Company does not issue a title insurance policy or perform duties of an escrow agent. Revenues from these services are recognized upon delivery of the service to the customer.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Remaining Performance Obligations

The Company requests payments for its products and services at the date performance obligations have been satisfied. The Company generally does not enter into any long-term financing arrangements or payment plans with customers or contracts with customers that have non-cash consideration. In addition, the Company applies the optional exemptions allowed under accounting guidance whereby the Company is not required to disclose either the transaction price allocated to performance obligations that are unsatisfied as of the end of the period or an explanation as to when the Company expects to recognize the related revenue.  Such contracts generally include performance obligations that are contingent upon the closing of a real estate transaction or include variable consideration based on order volumes and have remaining contract terms of less than one year.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable Trade and Non-Trade

Accounts receivable are generally due within thirty days and are recorded net of an allowance for credit losses.  The Company considers accounts outstanding longer than the contractual payment terms as past due.  The Company determines the allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer’s ability to pay its obligations to the Company and the current condition, and future expectations, of the general economy and industry as a whole.  Amounts are written off in the period in which they are deemed to be uncollectible. The Company did not have an allowance for doubtful accounts at December 31, 2020.

Accounts receivable, non-trade consists of recoverable losses.

Notes Receivable

Notes receivable are long term financing arrangements with borrowers and include an interest rate of 2.50% due quarterly. Notes receivable are recorded at their estimated realizable values. Management does not believe that there is a credit risk associated with these notes at December 31, 2020; therefore, an allowance has not been recorded.

Property and Equipment

Furniture, equipment and software are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Title Plant

Title plant owned by TTC consists of costs incurred to construct the title plant and to obtain, organize and summarize historical information for Glenn County title searches. These costs were capitalized until such time as the plant was deemed operational to conduct title searches and issue title insurance policies. Management has determined that the title plant has been properly maintained, has an indeterminable life, and in accordance with ASC 950-30 has not been amortized. The costs to maintain the current status of the title plant are recorded as a current period expense.

Impairment of Long-Lived Assets

The Company reviews the carrying values of title plants and other long-lived assets if certain events occur that may indicate impairment. An impairment of these long-lived assets is indicated when projected undiscounted cash flows over the estimated lives of the assets are less than carrying values. If impairment is indicated, the recorded amounts are written down to fair values. No impairment has been recognized during the year ended December 31, 2020.

Intangible Assets

Intangible assets consist of intellectual property and amounts attributed to software development. When events or changes in circumstances would indicate that it is more-likely-than-not that carrying value may exceed fair value, the Company will review the recoverability of its intangible assets by comparing the unamortized carrying value of such assets to the related undiscounted cash flows of the asset. Any impairment related to intangible assets is measured against the asset’s fair value. Impairments would be charged to expense when such determination is made. No impairment has been recognized during the year ended December 31, 2020.

Software Development Costs

Software developed or obtained for internal use in accordance with ASC 350-40, Internal-Use Software (ASC 350-40), is capitalized during the application development stage. In accordance with authoritative guidance, the Company begins to capitalize costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Once the project has been completed, these costs are amortized to expense on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred. The Company classifies software development costs associated with the development of the Company's products and services as intangible assets. For the year ended December 31, 2020, 2020 the Company capitalized $367,530 of software development costs.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Goodwill

The cost in excess of fair value of identifiable net assets of businesses acquired is recorded as goodwill. The Company evaluates the carrying value of goodwill at least annually, based on qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that goodwill is impaired. If, after assessing the totality of events and circumstances, the Company concludes that it is more likely than not that goodwill is impaired, the Company will compare the fair value of the operating business to the carrying value, including goodwill. If the carrying amounts of the operating businesses’ goodwill exceeds their implied fair value, an impairment charge is recognized in an amount equal to the difference between the carrying amount of the goodwill, and their implied fair value. Any impairment charge is recognized immediately in the statement of operations and is not subsequently reversed. For the purpose of impairment testing, goodwill is evaluated at the lowest level within the Company at which goodwill is monitored for internal management purposes. As of December 31, 2020, management determined that there was no impairment to goodwill.

Escrow and Trust Deposits

In providing escrow services, TIM and TTC hold funds for others in a fiduciary capacity, pending completion of real estate transactions. A separate, self-balancing set of accounting records is maintained by the Company to record escrow transactions. Escrow trust funds held for others are not considered assets of the Company and, therefore, are excluded from the accompanying consolidated balance sheet, however, the Company remains contingently liable for the disposition of these deposits.

Escrow trust balances at December 31, 2020 were $74,448,538.

It is a common industry practice for financial institutions where escrow funds are deposited to either reimburse or to directly provide for certain costs related to the delivery of escrow services. The Company follows the practice of non-recognition of costs borne by the financial institution where escrow funds are deposited.

Advertising Costs

Advertising costs are expensed as incurred and totaled $28,750 for the year ended December 31, 2020.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

US GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if an uncertain position has been taken that more likely than not would not be sustained upon examination. Management has analyzed the tax positions taken by the Company, and has concluded that as of December 31, 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or an asset) or disclosure in the financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various states as a member of a consolidated group and records its share of the consolidated federal tax liability on a separate return basis. The Company is subject to routine audits by taxing jurisdictions; however, there is currently no audit for any tax periods in progress. The statute of limitations for federal and state purposes is generally three and four years, respectively.

Underwriting Agreements and Title Losses

TTC and TIM issue title insurance policies which are underwritten by First American Title Insurance Company, Westcor Land Title Insurance, and Fidelity National Title Insurance Company. In addition, the Company issued title insurance policies which were underwritten by North American Title Insurance Company during 2016 and Stewart Title Company during 2013.The underwriting agreements provide that the Company is liable for the first $5,000 of any loss, provided that the Company has performed the underwriting process in accordance with the respective agreements. For cancelled agreements, payments are still made on outstanding policies. The agreements were amended to include all counties.

In the course of conducting its business, the Company is occasionally named as defendant in claims concerning alleged errors or omissions pertaining to the issuance of title policies. Provision for such expected title losses is made on the basis of reported claims. The provision is management’s estimate of expected losses. While it is at least reasonably possible that the estimate will change materially in the near term, no estimate can be made of the range of additional loss that is at least reasonably possible.

Management has elected not to reserve for title and escrow losses at December 31, 2020 as management has not historically incurred and does not expect to incur any significant claim losses relating to escrow and title files.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 2 – Summary of Significant Accounting Policies (Continued)

Underwriting Agreements and Title Losses (Continued)

Title Search

TIM and TTC have entered into month-to-month agreements for title plant services with various vendors. Total title plant services under these agreements was approximately $1,860,000 for the year ended December 31, 2020. Title searches conducted in Glenn County, California utilize TTC’s title plant.

Note 3 – concentration of credit risk

Funds deposited with a financial institution (depository) that exceed $250,000 at any time represent a concentration of risk, since the FDIC’s maximum insurance limit is equal to this amount. The potential loss exposure at December 31, 2020 for the Company’s operating and trust accounts was $22,743,114.

For the year ended December 31, 2020 one customer comprised 15% of the Company’s consolidated revenues. At December 31, 2020 two customers made up approximately 30%, 26% and 16% of accounts receivable, respectively.

Note 4 – Property and equipment

Property and equipment consists of the following at December 31, 2020:

Furniture and fixtures	$349,279
Office equipment	1,032,950
Leasehold Improvements	338,650
Software	467,850
2,188,729
Less: accumulated depreciation	1,761,064
$427,665

For the year ended December 31, 2020, depreciation expense related to property, plant and equipment was $79,496.

Note 5 – NOTES RECEIVABLE

Related Parties

On April 1, 2016, the Company issued nine secured promissory notes to certain directors, executive officers and stockholders. The unpaid principal amount of each note plus any unpaid interest accrued was originally due and payable on April 1, 2020, four years from the date of the note. In April 2020, the board approved an extension of the due date of the notes to June 1, 2020. Interest is due and payable at 2.5% per annum, paid in arrears on the last day of each quarter beginning on June 30, 2016. As of June 4, 2020, all notes have been repaid in full.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 5 – NOTES RECEIVABLE (Continued)

Other

During 2018, TIM entered into a promissory note receivable with a borrower in the amount of $32,360. The principal balance and interest earned of 1.0% per annum is due May 16, 2033. The note is secured against real property.

In October 2019, the Company entered into a promissory note receivable with a borrower in the amount of $15,359. The principal balance is due October 4, 2024. The note is secured against real property.

Note 6 – intangible assets

The components of intangible assets consist of the following at December 31, 2020:

Amortizable intangible assets:	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	3	1,446,076	1,053,600	392,476

Intellectual property includes development of the Good Faith Estimate (“GFE”) calculator and smart phone application and is amortized over a three-year period. For the year ended December 31, 2020 amortization expense related to these intangible assets was $178,602.

The aggregate amortization expense for each of the next three fiscal years is:

Years Ending December 31,
2021	$188,114
2022	163,873
2023	40,489
Total	$392,476

Note 7 – Line of credit

On December 20, 2018, the Company entered into a line of credit agreement with a bank for $1,000,000. There were no borrowings against the line at December 31, 2020. The line bears interest at the LIBOR daily floating rate plus 2.7 percentage points. The line is reviewed annually and is due on demand. Under terms of the line of credit, the Company is subject to covenants limiting other debts and liens entered into by the Company and the guarantors, which include all subsidiaries of the Company. The line is secured against the assets of the Company and all guarantors. The line of credit expired on December 31, 2020 and has not been renewed.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 8 – STOCKHOLDERS’ EQUITY

Dividends

On January 13, 2020 the board of directors of the Company declared a dividend of $.10 per share for total dividends paid of $954,316, which was paid on January 16, 2020.

On April 15, 2020 the board of directors of the Company declared a dividend of $.15 per share for total dividends paid of $1,431,474, which was paid on April 24, 2020.

On July 9, 2020 the board of directors of the Company declared a dividend of $.25 per share for total dividends paid of $2,385,789, which was paid on July 21, 2020.

On October 20, 2020 the board of directors of the Company declared a dividend of $.25 per share for total dividends paid of $2,385,789, which was paid on October 23, 2020.

On December 22, 2020 the board of directors of the Company declared a dividend of $.40 per share for total dividends paid of $3,817,263, which was paid on December 24, 2020.

Note 9 – RELATED PARTY TRANSACTIONS

TTC leases office space in Willows and Orland, California owned by the President of TTC (Note 12). Rent paid to the President for the year ended December 31, 2020 totaled $63,600. Rent expense for all leased office facilities during the year ended December 31, 2020 was approximately $912,000.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 10 – income taxes

Deferred income taxes are provided for the temporary differences between the financial basis and tax basis of the Company’s assets and liabilities. The provision for income taxes consists of the following components:

Current:
Federal	$2,429,923
State	140,691
2,570,614
Deferred:
Federal	(21,964)
State	(16,100)
(38,064)

Provision for income taxes	$2,532,550

Net Deferred Tax Asset (Liability)
Net operating loss carryforwards	$822,943
Accrued expenses and other payables	294,150
Depreciation	(47,652)
1,069,441
Less: valuation allowance	(673,582)
Net deferred tax asset	$395,859

Deferred tax liabilities result from the use of accelerated methods of depreciation on property and equipment. Deferred tax assets result primarily from net operating losses and timing differences related to compensation. At December 31, 2020, the Company has federal net operating loss carryforwards of $3,918,775 that expire beginning in the year 2021. The valuation allowance decreased compared to prior year due to the amount of net operating loss carryforward and the amount expected to be utilized of that carryforward.

The income tax expense does not approximate the statutory federal and state rates because of a reduction in net operating loss carryover due to Internal Revenue Code Section 382 limits.

Note 11 – EMPLOYEE BENEFIT PLANS

The Company, including all subsidiaries, participates under a 401(k) plan sponsored by THC. THC matches at THC’s discretion employees’ contributions based on a percentage of salary contributed by participants. For the year ended December 31, 2020, the Company made contributions of $121,390 to the plan.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 12 – Commitments and Contingencies

Contingencies

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims under laws and governmental regulations. TIM and TTC are occasionally named as a defendant in claims concerning alleged errors or omissions pertaining to escrow and title services. Such matters are subject to uncertainties and outcomes are not predictable. While such matters could affect the operating results for future periods, and while there can be no assurance with respect thereto, management believes that the impact of any such matters would not be material to the Company’s consolidated financial statements at December 31, 2020.

Compensated Absences

Employees of the Company are entitled to paid vacation, paid sick days, and personal days off, depending on job classification, length of service, and other factors. Accrued compensated absences totaled $449,547 and is included in accrued expenses on the accompanying consolidated balance sheet.

Operating Leases and Related Party Leases

The Company leases its office facilities under leasing agreements that expire at dates through 2024. Future minimum lease payments under operating leases are as follows:

For the years ending December 31,
2021	$520,171
2022	359,967
2023	307,734
2024	42,024
$1,229,896

Litigation

The Company is involved in routine litigation that arises in the ordinary course of the business. While the Company does not believe that any of these items would have a material impact on the financial position or its results of operations, the Company is unable to predict the ultimate outcome at this time.

Note 13 – working capital and dividend restrictions

The Company’s primary assets are the securities of its operating subsidiaries. The Company’s ability to pay outstanding debts and other obligations is dependent on the ability of the subsidiaries to pay dividends or make other distributions or payments.

In addition, TTC, must comply with California state laws which require it to maintain a minimum working capital balance of $10,000, which places further restrictions on the amount of dividends that TTC can distribute to the Company. As of December 31, 2020, TTC was in compliance with the working capital minimum requirement set by the state of California with approximately $6,101,000 of working capital.

Timios Holdings Corp.

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020

Note 14 – Subsequent events

All events subsequent to the balance sheet date of December 31, 2020 through March 31, 2021, which is the date these consolidated financial statements were available to be issued, have been evaluated by management. The following subsequent events were identified for disclosure:

Stock Purchase Agreement

As noted in Note 1, on November 11, 2020, Ideanomics, Inc. (“Ideanomics”) entered into a stock purchase agreement (the “Agreement”) with the Company pursuant to which Ideanomics has agreed to acquire 100% of the outstanding capital stock of the Company for approximately $40.0 million (the “Transaction”) subject to customary purchase price adjustments set forth in the Agreement including an agreement that Ideanomics will increase the consideration by the amount of cash the Company leaves in the business which is required to be at least $5.0 million.

On January 8, 2021, Ideanomics closed the Transaction. At Closing, Ideanomics acquired 100% of the outstanding capital stock of the Company for approximately $40.0 million in cash consideration, plus approximately $6.5 million for cash on hand.